Exhibit 99.1

UNIVERSAL HEALTH REALTY INCOME TRUST	Universal Corporate Center
367 S. Gulph Road
P.O. Box 61558
King of Prussia, PA 19406
(610) 265-0688

FOR IMMEDIATE RELEASE

CONTACT:	Charles Boyle	October 20, 2011
Chief Financial Officer
(610) 768-3300

UNIVERSAL HEALTH REALTY INCOME TRUST

REPORTS 2011 THIRD QUARTER FINANCIAL RESULTS

Financial Results:

KING OF PRUSSIA, PA- Universal Health Realty Income Trust (NYSE:UHT) announced today that for the quarter ended September 30, 2011, net income was $3.3 million, or $.26 per diluted share, as compared to $3.4 million, or $.27 per diluted share, during the same quarter in the prior year. For the nine-month period ended September 30, 2011, net income was $11.2 million, or $.88 per diluted share, as compared to $12.2 million, or $1.00 per diluted share during the comparable nine-month period of the prior year.

Our net income decreased $39,000, or $.01 per diluted share, during the third quarter of 2011 as compared to the comparable quarter of the prior year. Included in our operating results during this year’s third quarter was $455,000 (or $.04 per diluted share) of expenses incurred in connection with the potential acquisition and divestiture transactions, as discussed below in Status Update on Acquisition and Divestiture Activity. In addition, our interest expense increased $160,000 during the third quarter of 2011 ($334,000 increase excluding the impact of the Summerlin MOB II deconsolidation, as discussed below) due to an increase in the average borrowings outstanding pursuant to our revolving credit facility as well as an increase in the average effective interest rate pursuant to the terms of our new $150 million revolving credit agreement that commenced in July, 2011. Our operating results were favorably impacted during the third quarter of 2011, as compared to the comparable quarter of the prior year, by a $540,000 increase in equity in income of unconsolidated limited liability companies and the net income during the quarter related to two recently acquired medical office buildings (“MOBs”) located in Texas.

In June, 2011, we acquired the Lake Pointe Medical Arts Building located in Rowlett, Texas and in July, 2011, we acquired the Forney Medical Plaza located in Forney, Texas. Each of these 51,000 square foot multi-tenant MOBs are close to full occupancy pursuant to leases that have remaining average lease terms of approximately six years.

During the first nine months of 2011, as compared to the first nine months of 2010, our net income decreased $1.0 million, or $.12 per diluted share. This decrease consisted of $590,000, or $.05 per diluted share, of expenses incurred in connection with the potential acquisition and divestiture transactions, as discussed below, as well as a decrease of $576,000, or

$.05 per diluted share, from the expiration of a master lease agreement on a MOB located in Georgia (expired in June, 2010).

Funds from operations (“FFO”) were $7.9 million, or $.62 per diluted share, during the third quarter of 2011 as compared to $7.5 million, or $.61 per diluted share, during the comparable quarter of the prior year. The increase of $386,000, or $.01 per diluted share, during the third quarter of 2011, as compared to the comparable quarter of 2010, resulted primarily from the net favorable impact of the operating items mentioned above, including the $455,000 (or $.04 per diluted share) unfavorable impact of the expenses incurred in connection with the potential acquisition and divestiture transactions, as discussed below.

For the nine-month period ended September 30, 2011, FFO were $24.0 million, or $1.90 per diluted share, as compared to $24.3 million, or $1.99 per diluted share during the comparable nine-month period of 2010. The decrease of $210,000, or $.09 per diluted share, during the first nine months of 2011, as compared to the comparable nine-month period in 2010, resulted primarily from: (i) a decrease of $590,000 (or $.05 per diluted share) of expenses incurred in connection with the potential acquisition and divestiture transactions; (ii) a decrease of $576,000 (or $.05 per diluted share) from the expiration of a master lease agreement on a medical office building located in Georgia; (iii) the dilutive effect of $.07 per diluted share resulting from the new shares issued pursuant to our at the market equity issuance program, partially offset by; (iv) the favorable effect of adding back increased depreciation and amortization expense incurred by us and our unconsolidated affiliates amounting to $810,000, or $.06 per diluted share. The increased depreciation and amortization expense is related to newly constructed and newly acquired MOBs as well as capital expenditures at various properties.

The third quarter dividend of $.605 per share was paid on September 30, 2011. At September 30, 2011, our shareholders’ equity was $134.0 million and our liabilities for borrowed funds were $105.1 million, including mortgage debt of consolidated entities, which is non-recourse to us, totaling $14.7 million.

In July, 2011, we entered into a new $150 million revolving credit agreement, which is scheduled to mature in July, 2015, which replaced our previous $100 million revolving credit facility which was scheduled to mature in January, 2012. As of September 30, 2011, we had $90.4 million of borrowings outstanding under the new revolving credit facility and $44.7 million of available borrowing capacity, net of the outstanding borrowings and outstanding letters of credit. In addition, we have $25.9 million of gross proceeds remaining for issuance pursuant to our $50 million at-the-market equity issuance program. There were no shares issued pursuant to the program during the first nine months of 2011.

Status Update on Acquisition and Divestiture Activity:

As previously disclosed on October 12, 2011 on Form 8-K, ten LLCs in which we own various noncontrolling, majority ownership interests, entered into a Purchase and Sale Agreement (the “Agreement”) with a third-party to sell all of the real property owned by each of the LLCs, together with the related leases, rents, personal property, intangible property and accepted service contracts. As partial consideration for the transaction, the purchaser has agreed to assume certain existing third-party mortgage debt related to these assets. The closing of the transaction is expected to occur on or before December 1, 2011 and is subject to customary closing conditions including, but not limited to, lender consents and receipt of certain tenant and ground lease estoppels. We estimate that the divestitures by the LLCs, as provided for pursuant to the terms of the Agreement, will generate approximately $50 million of cash proceeds to us, net of closing costs and the minority members’ share of the proceeds.

As also previously disclosed on October 12, 2011 on form 8-K,we also entered into a Membership Interest Purchase Agreement (“MI Agreement”) pursuant to the terms of which we intend to purchase the minority ownership interests held by the third-party member in eleven LLCs in which we currently hold noncontrolling, majority ownership interests. The closing of the transaction, which is subject to certain closing and other conditions, is expected to occur on or before December 1, 2011 . Should the MI Agreement be successfully completed, we will hold 100% of the ownership interest in each of the eleven LLCs. These LLCs also agreed to enter into two-year, annually renewable, management and leasing agreements related to the properties with an affiliate of the existing third-party entity that currently acts as managing member of the LLCs. We estimate that the purchase of the membership interests in the various LLCs, as provided for pursuant to the MI Agreement, will require an aggregate expenditure by us of approximately $5 million, including closing costs.

The entity and property specific information related to the above-mentioned Agreement and MI Agreement is included in our Form 8-K as filed on October 12, 2011.

In addition to the purchase of Lake Point Medical Arts Building and Forney Medical Plaza in June and July, 2011, respectively, (as mentioned above), we intend to purchase two additional properties from other third parties as part of a series of planned tax deferred like-kind exchange transactions under Section 1031 of the Internal Revenue Code. We have executed purchase agreements, which are subject to certain closing and other conditions, in connection with the potential acquisition of two additional MOBs from various other parties. Although we can provide no assurance that we will complete the acquisition of these two properties, if completed, we anticipate finalizing the transactions at various times during the latter part of the fourth quarter of 2011.

It is intended that should all of the above-mentioned transactions be completed pursuant to terms and timing as currently contemplated, based upon various assumptions, our funds from operations and cash available for distribution may not be materially different from those that currently exist. However, the various transactions are complex, involve numerous third parties and are not conditioned on each other occurring at any particular date or upon the contemplated terms. We therefore cannot predict whether we will ultimately complete any or all of the tentatively agreed upon transactions as outlined above. Since all of the uncompleted transactions are subject to terms, conditions and other events that may be beyond our ability to control, we can provide no assurance that our funds from operations will not be affected on a short term or long term basis, or that any or all of the tentative transactions as mentioned above can be successfully completed. If we were to sell our ownership interests in the LLCs as mentioned above, but were not able to redeploy a substantial portion of the proceeds into the potential acquisitions as outlined above, in the time periods contemplated, our funds from operations and cash available for distribution could be materially unfavorably impacted. Should we be unable to defer substantially all of the expected taxable gains resulting from the potential divestitures of our noncontrolling, majority ownership interests in ten LLCs that own the real property of certain medical office buildings and other related real estate properties (pursuant to Section 1031 of the Internal Revenue Code) we may be required to borrow funds to make a special dividend distribution to our shareholders or be subject to federal income and/or excise tax liabilities.

Deconsolidation of LLC:

The master lease arrangement on the Summerlin Medical Office Building II, with a majority-owned subsidiary of UHS (Summerlin Hospital Medical Center), expired in October, 2010. Summerlin Medical Office Building II is owned by an LLC in which we hold a majority, non-controlling ownership interest. As a result of this master lease agreement, the LLC was considered a variable interest entity. Since we were the primary beneficiary, the financial results of this MOB were included in our financial statements on a consolidated basis prior to October 1, 2010. Effective with the expiration of the master lease, this MOB is accounted for as an unconsolidated LLC under the equity method beginning on October 1, 2010. During the three-month period ended September 30, 2010, this property generated $577,000 of revenue, $207,000 of other operating expenses and $286,000 of combined interest and depreciation and amortization expense. During the nine-month period ended September 30, 2010, this property generated $1.9 million of revenue, $684,000 of other operating expenses and $863,000 of combined interest and depreciation and amortization expense. There was no material impact on our net income as a result of the deconsolidation of this LLC.

General Information, Forward-Looking Statements and Non-GAAP Financial Measures:

Universal Health Realty Income Trust, a real estate investment trust, invests in healthcare and human service related facilities including acute care hospitals, behavioral healthcare facilities, rehabilitation hospitals, sub-acute care facilities, surgery centers, childcare centers and medical office buildings. We have fifty-four real estate investments in fifteen states.

Funds from operations is a widely recognized measure of performance for Real Estate Investment Trusts (“REITs”). We believe that funds from operations and funds from operations per diluted share, which are non-GAAP financial measures (“GAAP” is Generally Accepted Accounting Principles in the United States of America), are helpful to our investors as measures of our operating performance. We compute FFO in accordance with standards established by the National Association of Real Estate Investment Trusts (“NAREIT”), which may not be comparable to FFO reported by other REITs that do not compute FFO in accordance with the NAREIT definition, or that interpret the NAREIT definition differently than we interpret the definition. FFO does not represent cash generated from operating activities in accordance with GAAP and should not be considered to be an alternative to net income determined in accordance with GAAP. In addition, FFO should not be used as: (i) an indication of our financial performance determined in accordance with GAAP; (ii) an alternative to cash flow from operating activities determined in accordance with GAAP; (iii) a measure of our liquidity, or; (iv) an indicator of funds available for our cash needs, including our ability to make cash distributions to shareholders. A reconciliation of our reported net income to FFO is shown below.

To obtain a complete understanding of our financial performance these measures should be examined in connection with net income, determined in accordance with GAAP, as presented in the condensed consolidated financial statements and notes thereto in this report or in our other filings with the Securities and Exchange Commission including our Report on Form 10-K for the year ended December 31, 2010 and our Form 10-Q for the quarter ended June 30, 2011. Since the items included or excluded from these measures are significant components in understanding and assessing financial performance under GAAP, these measures should not be considered to be alternatives to net income as a measure of our operating performance or profitability. Since these measures, as presented, are not determined in accordance with GAAP and are thus susceptible to varying calculations, they may not be comparable to other similarly titled measures of other companies. Investors are encouraged to use GAAP measures when evaluating our financial performance.

The matters discussed in this report, as well as the news releases issued from time to time by us, include certain statements containing the words “believes”, “anticipates”, “intends”, “expects” and words of similar import, which constitute “forward-looking statements” within the meaning of Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause our actual results, performance or achievements or industry results to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Readers should not place undue reliance on such forward-looking statements which reflect management’s view only as of the date hereof. We undertake no obligation to revise or update any forward-looking statements, or to make any other forward-looking statements, whether as a result of new information, future events or otherwise.

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Universal Health Realty Income Trust

Consolidated Statements of Income

For the Three and Nine Months Ended September 30, 2011 and 2010

(amounts in thousands, except per share amounts)

(unaudited)

	0000	0000	0000	0000
	Three Months Ended September 30,		Nine Months Ended September 30,
	2011	2010	2011	2010
Revenues:
Base rental - UHS facilities	$3,266	$3,298	$9,788	$9,882
Base rental - Non-related parties	2,676	2,332	6,727	7,515
Bonus rental - UHS facilities	1,013	1,024	3,217	3,141
Tenant reimbursements and other - Non-related parties	421	492	1,059	1,651
Tenant reimbursements and other - UHS facilities	18	25	45	99

	7,394	7,171	20,836	22,288

Expenses:
Depreciation and amortization	1,799	1,599	4,841	4,778
Advisory fees to UHS	525	474	1,476	1,377
Other operating expenses	1,424	1,488	3,674	4,274
Transaction costs	455	—	590	—

	4,203	3,561	10,581	10,429

Income before equity in income of unconsolidated limited liability companies (“LLCs”) and interest expense	3,191	3,610	10,255	11,859

Equity in income of unconsolidated LLCs	875	335	2,377	1,904

Interest expense, net	(718)	(558)	(1,464)	(1,575)

Net income	$3,348	$3,387	$11,168	$12,188

Basic earnings per share	$0.26	$0.27	$0.88	$1.00

Diluted earnings per share	$0.26	$0.27	$0.88	$1.00

Weighted average number of shares outstanding - Basic	12,648	12,323	12,643	12,170
Weighted average number of share equivalents	3	2	5	2

Weighted average number of shares and equivalents outstanding - Diluted	12,651	12,325	12,648	12,172

Calculation of Funds From Operations (“FFO”):

	00000	00000	00000	00000
	Three Months Ended September 30,		Nine Months Ended September 30,
	2011	2010	2011	2010
Net income	$3,348	$3,387	$11,168	$12,188

Plus: Depreciation and amortization expense:
Consolidated investments	1,770	1,573	4,739	4,680
Unconsolidated affiliates	2,734	2,506	8,139	7,388

Funds from operations (FFO)	$7,852	$7,466	$24,046	$24,256

Funds from operations (FFO) per share - Basic	$0.62	$0.61	$1.90	$1.99

Funds from operations (FFO) per share - Diluted	$0.62	$0.61	$1.90	$1.99

Dividend paid per share	$0.605	$0.605	$1.815	$1.810

Universal Health Realty Income Trust

Consolidated Balance Sheets

(dollar amounts in thousands)

(unaudited)

	September 30, 2011	December 31, 2010
Assets:

Real Estate Investments:
Buildings and improvements	$202,257	$180,750
Accumulated depreciation	(79,162)	(74,683)

	123,095	106,067
Land	21,200	19,190

Net Real Estate Investments	144,295	125,257

Investments in and advances to limited liability companies (“LLCs”)	82,615	80,442

Other Assets:
Cash and cash equivalents	787	987
Base and bonus rent receivable from UHS	2,021	1,964
Rent receivable - other	1,226	912
Deferred charges, notes receivable and intangible and other assets, net	11,895	6,573

Total Assets	$242,839	$216,135

Liabilities:

Line of credit borrowings	$90,400	$52,600
Mortgage notes payable, non-recourse to us	8,279	8,399
Loans payable of consolidated LLC, non-recourse to us	6,470	6,564
Accrued interest	90	113
Accrued expenses and other liabilities	2,766	2,333
Tenant reserves, escrows, deposits and prepaid rents	763	616

Total Liabilities	108,768	70,625

Equity:

Preferred shares of beneficial interest, $.01 par value; 5,000,000 shares authorized; none issued and outstanding	—	—
Common shares, $.01 par value; 95,000,000 shares authorized; issued and outstanding: 2011 -12,665,269 2010 -12,653,169	127	127
Capital in excess of par value	213,597	213,209
Cumulative net income	384,772	373,604
Cumulative dividends	(464,504)	(441,527)

Total Universal Health Realty Income Trust Shareholders’ Equity	133,992	145,413
Non-controlling equity interest	79	97

Total Equity	134,071	145,510

Total Liabilities and Equity	$242,839	$216,135